Exhibit 10.7(c)

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Agreement”), dated as of June 28, 2018 is entered into by and between Impac Mortgage Holdings, Inc., a Maryland corporation (the “Employer”) and Todd R. Taylor (the “Employee”).

RECITALS

A. Employee has rendered services to Employer as its Executive Vice President and Chief Financial Officer since approximately October 2004.

B.Employee agrees and understands that his employment with Employer will be terminated effective June 30, 2018, and as of that date he will no longer be employed by Employer.

C. Employer desires to provide certain consideration to Employee in exchange for the promises and agreements contained herein, including Employee’s agreement to release all claims against Employer.

D. The parties hereby memorialize that agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employee agree as follows:

1. Severance Payments and COBRA Benefits to Employee.

a. Severance Payments.  Upon the execution of this Agreement, the termination of Employee’s employment on June 30, 2018, and expiration of the Revocation Period (as defined below), Employer shall pay Employee the total sum of One Hundred Eighty Thousand Dollars and No Cents ($180,000.00), less applicable deductions and withholdings, in semi-monthly installments according to the Employer’s regular payroll practices starting on August 7, 2018 (the “Severance Payments”).  Employer will also issue a lump sum payment of Fifty-Eight Thousand Dollars and No Cents ($58,500.00), less applicable deductions and withholdings payment on August 7, 2018.

b.  COBRA Benefits.    If Employee timely elects continued medical insurance coverage under COBRA, then Employer shall pay the COBRA premiums necessary to continue Employee’s medical insurance coverage in effect for Employee and his eligible dependents for a total of six (6) months or until Employee is eligible for coverage under another group medical plan.   Employee must also timely notify Employer when he becomes eligible for coverage under another group medical plan.

c.  Stock Options.  Vesting of any stock options granted to Employee by Employer since Employee’s hire date will cease on Employee’s termination date, in accordance with the terms of the applicable stock options plan or agreement.  Subject to Employer’s Board of Directors’ approval, Employee may exercise vested stock options through December 31, 2018.

2. Release. Employee, on behalf of himself and his representatives, heirs, successors, and assigns, does hereby completely release and forever discharge Employer, including its related or affiliated companies,

Exhibit 10.7(c)

partnerships, subsidiaries, and other business entities and its and their present and former respective officers, directors, shareholders, owners, agents, employees, representatives, insurers, attorneys, successors, and assigns (referred to collectively as the “Released Parties”), from and against all claims, rights, demands, actions, obligations, liabilities, and causes of action, of any and every kind, nature, and character whatsoever, that Employee has now, has ever had, or may have in the future against the Released Parties, or any of them, based on any acts or omissions by the Released Parties, or any of them, as of June 30, 2018, including, without limitation, any and all claims arising out of Employee’s rendering of services to Employer or the termination of Employee’s services, including, without limitation, any and all claims, whether based on tort, contract, or any federal, state, or local law, statute, or regulation or based on or related to the Age Discrimination in Employment Act (29 USC §§621–634); Title VII of the Civil Rights Act of 1964 (42 USC §§2000e—2000e–17), as amended by the Civil Rights Act of 1991 (42 USC §§1981–1988); the Americans with Disabilities Act of 1990 (42 USC §§12101–12213); or the California Fair Employment and Housing Act (California Government Code §§12900–12996) (referred to collectively as the “Released Claims”), to the fullest extent allowed at law. The Released Claims do not include those that the law does not allow Employee to release. Notwithstanding the foregoing, Employee agrees to waive the right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee or anyone else on Employee’s behalf for any Released Claims.

3. No Legal Action. Employee represents that he has not filed, initiated, or caused to be filed or initiated any legal action covering any Released Claim and agrees that Employee will never file, initiate, or cause to be filed or initiated, at any time after the execution of this Agreement, any claim, charge, suit, complaint, action, or cause of action, in any state or federal court or before any state or federal administrative agency, based in whole or in part on any of the Released Claims. Further, Employee shall not participate, assist, or cooperate in any suit, action, or proceeding against or regarding the Released Parties, or any of them, unless compelled to do so by law.

4. Release Full and Final. Employee understands and agrees that this is a full and final release covering all unknown and unanticipated injuries, debts, claims, or damages to Employee that may have arisen or may arise in connection with any act or omission by the Released Parties on or before June 30, 2018. For that reason, Employee hereby waives any and all rights or benefits that he may have under the terms of California Civil Code §1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.

5. Costs and Expenses. The parties agree that each party shall be responsible for the payment of his or its own costs, attorneys’ fees, and all other expenses in connection with the negotiation of this Agreement.

6. No Admission of Liability. It is understood and agreed that this is a compromise of doubtful and disputed claims, or potential disputed claims, and the furnishing of the consideration for this Agreement shall not be deemed or construed as an admission of liability or responsibility at any time for any purpose. It is further agreed and understood that this compromise and this Agreement are being entered into solely

Exhibit 10.7(c)

for the purpose of avoiding further expense and inconvenience from defending against any or all of the Released Claims. Employer expressly denies liability for any and all Released Claims.

7. Terms and Conditions Confidential. Employee agrees to hold the terms and conditions of this Agreement in strict confidence. Employee shall not disclose the terms and conditions of this Agreement to any past or present employee of Employer or to any other individual except Employee’s spouse, attorneys, accountants, tax consultants, state or federal authorities, or as may be required by law. Any person to whom disclosure of the terms and conditions of this Agreement is made in accordance with this Paragraph 7 shall be instructed that the terms and conditions of this Agreement are confidential.

8. Liquidated Damages. Employee acknowledges and agrees that the provisions of Paragraph 7 are a material consideration for Employer and that Employer would have entered into this Agreement but for its inclusion in this Agreement.  Employee therefore agrees that in the event an arbitrator finds that Employee has breached the provisions of Paragraphs 7, it would be extremely difficult or impracticable to fix the actual damages of Employer.  Accordingly, on such a finding of breach, Employee shall pay to Employer as liquidated damages and not as a penalty the sum of Twenty-Five Thousand Dollars and No Cents ($25,000.00) per occurrence, which represents reasonable compensation for the loss incurred because of such breach.  In the event that any suit or action is instituted to enforce this Paragraph 8, the prevailing party in such dispute shall be entitled to recover from the losing party all attorneys’ fees and costs.

9. Waiver of Future Employment. Employee understands that Employee’s employment with Employer will terminate effective June 30, 2018; Employee waives any rights to future employment; and Employee agrees to never again apply for or seek employment with Employer or any subsidiary or affiliate of Employer.  Employee agrees that should Employee apply for employment with Employer or any subsidiary or affiliate, the Employer shall have a legitimate, non-discriminatory and non-retaliatory basis to deny Employee’s application for employment without recourse.

10.  Indemnification of Employee. Employer shall indemnify Employee and hold him harmless for lawful acts or decisions made by him in good faith while performing his duties for Employer, its parent, subsidiaries and affiliates to the full extent allowed by law.

11. Inquiries. Any inquiry to Employer about Employee shall be referred to the then-current head of Human Resources, who will only state that Employee was employed as Executive Vice President and Chief Financial Officer from October 2004 through June 30, 2018, and that Employer’s policy does not permit further discussion about its employees.

12. Non-Disparagement.    Employee agrees and promises that he will not undertake any harassing or disparaging conduct directed at Employer, and that he will refrain from making any negative, detracting, derogatory, and unfavorable statements about Employer.  Employee further agrees and promises that he will not induce or incite claims of discrimination, wrongful discharge, or any other claims against Employer by any other person.

Exhibit 10.7(c)

13. Future Cooperation.    Employee agrees to cooperate with the Employer and use his best efforts in responding to all reasonable requests by the Employer for assistance and advice relating to matters and procedures in which Employee was involved or which Employee managed or was responsible for while Employee was employed by the Employer.  Employer agrees that this shall not create an unreasonable demand on Employee’s time.

14. Wages; Work-Related Injuries. Employee hereby acknowledges that all wages accrued to the date of this Agreement have been paid to Employee by Employer and that there has been no unreported work-related injury through the date of this Agreement.

15. Counterparts. This Agreement may be executed in one or more counterparts or duplicate originals, all of which, taken together, shall constitute one and the same instrument. Facsimile or electronic signatures shall be equally binding as originals.

16. No Reliance; Consideration. The undersigned parties each acknowledge that they have entered into this Agreement voluntarily, without coercion, and on the basis of their own judgment and not in reliance on any representation or promises made by the other party, other than those contained in this Agreement. This Agreement recites the sole consideration for the promises exchanged in this Agreement. Each party has read this Agreement and is fully aware of its contents and legal effect.

17. Legality; Survival; Binding Effect. If any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby. This Agreement shall survive the performance of the specific arrangement herein. This Agreement is binding on and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors, and assigns.

18. Amendments; Integration; Headings. The parties understand and agree that this Agreement may be amended or modified only by a signed writing and may not be amended or modified orally. This Agreement incorporates the entire understanding and agreement of the parties concerning its subject matter and supersedes all prior agreements and understandings concerning such subject matter. The headings of this Agreement are for convenience of reference only and shall not limit the interpretation of this Agreement.

19. Authority. Each person executing this Agreement on behalf of a corporation or other legal entity warrants that he holds the position indicated beneath his signature and that he has been duly authorized by the corporation or other legal entity to execute this Agreement on its behalf.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict-of-law principles.

21. Right to Consider Before Signing; Right to Revoke. Under the Older Workers Benefit Protection Act of 1990, Employee is advised as follows: (a) that Employee should consult an attorney regarding this Agreement before executing it; (b) that Employee has 21 days from the date that this Agreement is presented to Employee in which to consider this Agreement and whether he will enter into it, although

Exhibit 10.7(c)

Employee may, in the exercise of Employee’s own discretion, sign or reject it at any time before the 21-day period expires; (c) that, at any time within seven (7) days after executing this Agreement, Employee may revoke this Agreement (the “Revocation Period”); and (d) that this Agreement is not enforceable until the Revocation Period has passed.

22.Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, shall be resolved by binding arbitration before a retired Superior Court Judge and shall be conducted in accordance with the provisions of the California Arbitration Act and the California Code of Civil Procedure.  Notwithstanding the foregoing, Employer shall have the right to obtain a temporary restraining order and a preliminary and/or permanent injunction from a court of competent jurisdiction in order to protect its rights until such time as an arbitrator makes a final decision.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated:  July 10, 2018Impac Mortgage Holdings, Inc., a Maryland corporation

                       By: /S/__ JACK EISEN

Name: __Jack EisenTitle: SVP Human Resources

Dated:  July 10, 2018/s/ TODD R. TAYLOR

    Todd R. Taylor